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                                                                     Exhibit (m)

                                DISTRIBUTION PLAN

                                       OF

                            HOTCHKIS AND WILEY FUNDS

                             PURSUANT TO RULE 12b-1


        DISTRIBUTION PLAN made as of the 1st day of April, 1999, by and between HOTCHKIS AND WILEY FUNDS, a Massachusetts business trust (the "Trust"), and PRINCETON FUNDS DISTRIBUTOR, INC., a Delaware corporation ("PFD").

                              W I T N E S S E T H:

        WHEREAS, the Trust engages in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

        WHEREAS, the Trust comprises ten separate funds (the "Funds"), each of which pursues its own investment objective through separate investment policies, and may in the future comprise one or more additional funds; and

        WHEREAS, PFD is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

        WHEREAS, the Trust has entered into a Distribution Agreement with PFD, pursuant to which PFD acts as the exclusive distributor and representative of the Trust in the offer and sale of Distributor Class shares of certain Funds (collectively, the "Distributor Class Shares"); and

        WHEREAS, the Trust desires to adopt this Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Trust will pay a distribution fee to, or at the direction of, PFD in connection with the distribution of Distributor Class Shares of the Funds; and

        WHEREAS, Distributor Class Shares are sold to administrators, broker-dealers, or other institutions that provide accounting, recordkeeping, and/or other services to investors and that have an administrative services agreement with the Trust and/or the Trust's investment advisor to make Distributor Class Shares available to their clients (the "Recipients"); and

        WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Trust and its Distributor Class shareholders.

        NOW, THEREFORE, the Trust hereby adopts, and the Distributor hereby agrees to the terms of, this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:


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        1. Upon effectiveness of this Plan with respect to the Distributor Class
Shares of a Fund, the Trust, on behalf of such Fund, shall pay to each of the Recipients a distribution fee under the Plan at the end of each quarter of 0.25% on an annualized basis of the average daily net asset value of the Distributor Class Shares of such Fund invested through such Recipient as compensation for providing distribution related services to the Trust's shareholders, including, but not limited to, the following:

        (a) costs of printing and mailing of Trust prospectuses, statements of additional information, any supplements thereto and shareholder reports for prospective Fund shareholders;

        (b) services relating to the development, preparation, printing and mailing of Trust advertisements, sales literature and other promotional materials describing and/or relating to the Trust and including materials intended for broker-dealer only use or retail use;

        (c) holding seminars and sales meetings designed to promote the distribution of the Distributor Class Shares of the Funds;

        (d) obtaining information and providing explanations to prospective Fund shareholders regarding the investment objectives and policies and other information about the Trust and its Funds, including the performance of the Funds;

        (e) training sales personnel regarding the Trust and the Funds; and

        (f) financing any other activity that the Trust's Board of Trustees determines is primarily intended to result in the sale of the Distributor Class Shares.

Only distribution expenditures properly attributable to the sale of Distributor Class Shares of a Fund will be used to justify any fee paid by the Trust with respect to that Fund pursuant to this Plan, and, to the extent that such expenditures relate to more than one Fund, the expenditures will be allocated between or among the affected Funds in a manner deemed appropriate by the Board of Trustees of the Trust.

        2. PFD shall provide the Trust for review by the Board of Trustees, and the Trustees shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 under the Investment Company Act regarding the disbursement of the distribution fee during such period.

        3. This Plan shall not take effect until it has been approved, together with the provisions of any related agreements, by the initial Distributor Class shareholder of each Fund and by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

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        4. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 3.

        5. This Plan may be terminated with respect to a Fund at any time by vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding Distributor Class Shares of that Fund.

        6. This Plan may not be amended to increase materially the rate of distribution payments provided for in Paragraph 1 unless such amendment is approved in the manner provided for initial approval in Paragraph 3 and by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding Distributor Class Shares of each Fund affected by the amendment, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal of Paragraph 3.

        7. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons and a majority of the Trustees shall be Rule 12b-1 Trustees.

        8. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 2 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

        9. PFD understands that the obligations of this Agreement are not binding upon any shareholder of the Trust personally, but bind only the Trust's property; PFD represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder liability for acts or obligations of the Trust.


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        IN WITNESS WHEREOF, the parties hereto have executed this Distribution
Plan as of the date first above written.

                                            HOTCHKIS AND WILEY FUNDS



                                            By: /s/ Nancy D. Celick
                                                --------------------------------


                                            PRINCETON FUNDS DISTRIBUTOR, INC.


                                            By: /s/ Terry Glenn
                                                --------------------------------





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